EXHIBIT 10.11
                             Third Amendment to the
                 Bowater Incorporated Benefits Equalization Plan
               As Amended and Restated Effective February 26, 1999

     WHEREAS, Bowater Incorporated (the "Company") previously amended and restated the Bowater Incorporated Benefits Equalization Plan as of February 26, 1999 (the "Plan");

     WHEREAS, Section 9 of the Plan permits the Human Resources and Compensation Committee of the Board of Directors of the Company (the "HRCC") to amend the Plan; and

     WHEREAS, the HRCC desires to amend the Plan to: (1) provide that amounts earned, deferred and vested under the Plan as of December 31, 2004 are grandfathered, within the meaning of, and as determined under, regulations issued by the Department of the Treasury under Internal Revenue Code (the "Code") Section 409A, (2) provide that the Company's President and Chief Executive Officer shall not be eligible to participate in the Plan effective as of May 1, 2006 pursuant to his Employment Agreement dated April 4, 2006, (3) include the value of restricted stock units awarded to participants in lieu of the annual cash bonus payable for 2005 as an item of compensation for purposes of calculating the participants' 2006 benefit accrual under the Plan, subject to the award's vesting and forfeiture provisions, effective as of January 1, 2006,
(4) provide that the distribution of any portion of the Plan's benefits subject to Code Section 409A shall be distributed in a lump sum upon a participant's separation from service, subject to a six-month delay in payment for participants determined to be "key employees," effective as of January 1, 2005, and (5) provide that the interest rate used to calculate such lump sum payments shall be the rate in effect on the date the participant separates from service, even if the payment is made in a different year (due to the six-month delay in payment) than the grandfathered amounts, effective as of January 1, 2005.

     NOW, THEREFORE, the Plan is amended, effective as of the dates set forth below, in the following respects:

     1. Section 1 is amended, effective as of January 1, 2005, by adding the following sentence at the end thereto to read as follows:

     "Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2005, any amounts that are earned and deferred under the Plan, but not vested as of December 31, 2004 shall be subject to Internal Revenue Code (the `Code') Section 409A and the Treasury Regulations promulgated thereunder. For such amounts, the Plan shall be interpreted and administered consistent with Code Section 409A and the Treasury Regulations promulgated thereunder. Any amounts that are earned, deferred and vested under the Plan as of December 31, 2004 are `grandfathered' (within the meaning of, and as determined in accordance with, Code Section 409A and the Treasury Regulations thereunder). Therefore, such grandfathered amounts are not subject to Code Section 409A."

     2. Section 3 is amended, effective as of May 1, 2006, by adding the following sentence at the end thereto to read as follows:

     "Notwithstanding the foregoing, effective as of May 1, 2006, the Company's President and Chief Executive Officer shall not be an Eligible Employee in accordance with his Employment Agreement dated April 4, 2006."

     3. Section 4 is amended, effective as of January 1, 2006, to read as follows:

     "4. Benefits. The benefits payable to an Eligible Employee or to his Spouse or Beneficiary under the Plan shall be equal to (A) less (B), where:

          (A) equals the benefits that would have been payable to the Eligible Employee, his Spouse or Beneficiary under the Funded Plans without regard to:

     (i)  the dollar limitation on compensation in the Funded Plans,

     (ii) the dollar limitation on annual retirement benefits in the Funded Plans, or

     (iii) the combined plan limitations in the Funded Plans (if any).

     For purposes of determining the Funded Plan benefit under this (A), if `compensation' within the meaning of the Funded Plans for 2006 is used to calculate the benefit under the Funded Plan, then the value of restricted stock units, determined as of the date of grant, awarded to Participants in lieu of the annual cash bonus payable under the Bowater Incorporated Annual Incentive Plan for 2005 shall be treated as an item of compensation under the Funded Plans for 2006 (regardless of whether such compensation exceeds the dollar limitations of clause (i) herein), subject to the vesting and forfeiture provisions of such award; and

          (B) equals the benefits actually payable to the Eligible Employee, his Spouse or Beneficiary under the Funded Plans."

     4. Section 5 is amended, effective as of January 1, 2005, by adding new paragraph (C) to read as follows:

          "(C) Notwithstanding the foregoing, any benefits payable under the Plan that are subject to Code Section 409A shall be distributed in a single lump sum payment upon a Participant's `separation from service' (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder), subject to a six-month delay in payment for any Participant determined to be a `key employee' (within the meaning of Code Section 409A and the Treasury
Regulations promulgated thereunder). If payment is subject to the six-month delay, payment shall be made on the first day of the seventh month following the Participant's separation from service. If as a result of the six month delay in payment, such amounts are paid in the year following the year in which the grandfathered portion of any benefit is paid, the interest rate in effect on the date of the Participant's separation from service shall be used to calculate the lump sum amount subject to Code Section 409A."

                                      * * *

         IN WITNESS WHEREOF, the HRCC has caused this Third Amendment to the Plan to be executed by a duly authorized officer this 11th day of May, 2006.

                                        BOWATER INCORPORATED



                                        By: /s/ James T. Wright
                                            -----------------------
                                               James T. Wright
                                        Title: Senior Vice President -
                                               Human Resources